AMENDMENT TO MASTER OVERHEAD JOINT VENTURE AGREEMENT

This Amendment to Master Overhead Joint Venture Agreement (the “Amendment”) is entered into as of January 10, 2011 between Shenzen Goch Investment Ltd. (“SGI”) and ECOtality, Inc., a Nevada corporation (“ECOtality”).

Recitals

A.           On September 15, 2009, SGI and ECOtality entered into a Master Overhead Joint Venture Agreement (the “Original Agreement”), by which they agreed to form a joint venture (the “Joint Venture”) pursuant to certain draft business agreements (the “Draft Business Agreements”) and further agreed to work together to finalize the Draft Business Agreements.  Since then, they have been pursuing the finalization of the Draft Business Agreements, subject to various modifications of terms which they have been discussing.  Among other things, those modifications have included their agreement (i) that, rather than forming two joint ventures in China (one with production rights, and a second with sales and distribution rights), they will form a single joint venture, which will have exclusive sales and distribution rights in China, and subject to Section 1, exclusive supply rights in China, and (ii) that, rather than requiring a total of $15 million of funding for the two joint ventures, the total funding requirements for the single joint venture will be $5 million.

B.           In the interim, and based on discussions between ECOtality and SGI, ECOtality has been in negotiations with the ABB Group of Companies (“ABB”) with respect to a transaction (the “ABB Transaction”) involving an investment by ABB in ECOtality combined with a supply relationship between the companies (the “ABB/ECOtality Supply Relationship”) under which, upon the closing of the investment, (i) ABB would have the exclusive rights within North America to supply components to be used in ECOtality’s electric vehicle battery charging systems (the “ABB NAM Rights”), and (ii) ECOtality would have the obligation thereafter to negotiate in good faith with ABB as to the possible extension of this exclusive supply right to other territories within the world, including China (the “ABB Negotiate to Extend Rights”); provided that (a) the ABB Negotiate to Extend Rights would not require ECOtality to agree to extend the exclusive supply right to any territory outside of North America, but would only require ECOtality to negotiate in good faith about such possible extension, and (b) with respect to China, in order to permit a reasonable period of time for such negotiations with respect to the China market, ECOtality would represent that, during the first six months following the closing of the ABB Transaction, it would not be subject to any exclusive supplier agreement as to the China market with any party not affiliated with ABB (the “Six Month Uncommitted Provision”).

C.           Having mutually determined that the contemplated transaction with ABB would be in the best interest of ECOtality, in which SGI and/or affiliates have investments, ECOtality and SGI now wish to modify the Original Agreement so as to accommodate the ABB transaction.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.  (As used below, “SGI” refers, as applicable, to SGI and/or its affiliates, including Cybernaut.)

1.           Modification to Exclusivity Provisions.  Section 2.5 of the Original Agreement and certain of the Draft Business Agreements provided that, subject to various terms and conditions, the Joint Venture would have the exclusive right to supply electric vehicle charging products to ECOtality throughout the world (the “SGI Supply Exclusivity Rights”).  The parties have agreed that, subject to the other terms and conditions of this Amendment and the closing of the ABB Transaction, the SGI Supply Exclusivity Rights will be released in favor of the ABB NAM Rights and the ABB Negotiate to Extend Rights; provided that (i) ECOtality will use its best efforts to facilitate a manufacturing joint venture between SGI and ABB in particular as it relates level 2 chargers and potentially level 3 chargers as well; and (ii) should ABB fail in providing product as anticipated and required under the terms and conditions of the ABB/ECOtality Supply Relationship, ECOtality will immediately offer SGI the first right to bid to replace the products not being supplied by ABB and give SGI “most favored nations” treatment with respect to any bids in makes in response to such offers.  Notwithstanding the foregoing, the parties further agree that the SGI Supply Exclusivity Rights will not be released with respect to the China market, but rather, in order to accommodate the Six Month Uncommitted Provision, the SGI Supply Exclusivity Rights will be held in abeyance with respect to the China market for the first six months following the closing of the ABB Transaction; provided that if by the end of that six-month period ECOtality and ABB have not reached an agreement acceptable to SGI with respect to ABB’s participation in the supply of products to the China market, then, at any time thereafter, SGI may reassert the SGI Supply Exclusivity Rights with respect to the China market, in which case ECOtality will promptly terminate any further negotiations with ABB under the ABB Negotiate to Extend Rights as to the China market unless SGI otherwise agrees.

2.           Issuance of Warrants.  The Draft Business Agreements provide for SGI to receive certain warrants to purchase ECOtality common stock (the “SGI Warrant Rights”) based on its payment of certain license fees and capital contributions to the Joint Venture and the amount of products purchased by ECOtality from the Joint Venture.  The parties have agreed that, subject to the other terms and conditions of this Amendment and the closing of the ABB Transaction, the SGI Warrant Rights will be modified to provide that:

•	SGI will immediately receive warrants, with an exercise price of $0.60 (representing a pre-split exercise price of $0.01) (“$0.60 Warrants”), to purchase 477,777 shares of common stock; and

•
upon the final formation and total $5 million funding of the Joint Venture, SGI will receive $0.60 Warrants to purchase an additional 477,777 shares of common stock; it being expressly agreed by the parties in this regard that (i) they will endeavor in good faith to form and fund the Joint Venture in a timely and expedited manner, and (ii) in doing so, they will use the Draft Business Agreements, as modified in the respects the parties have been discussing since entering into the Original Agreement, and as further modified to reflect the release of the SGI Exclusivity Rights as set forth above.

3.           Transfer of Interest.  SGI has decided to transfer all of its economic interest in the Master Overhead Joint Venture Agreement and the Amendment to Green Valley International Energy Investment Company at Room 802, Building C, Yiheyangguang, No 12 Dongtucheng Road, Chaoyang District, Beijing, 100013, China (“GV”), an affiliate of SGI, or an affiliated entity assigned by GV.  Ecotality hereby irrevocably consents to such transfer.

4.           Continuation of the Original Agreement.  Except to the extent modified by this Amendment, the Original Agreement shall remain in effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ECOTALITY:	SGI:

Ecotality, Inc,	Shenzen Goch Investment Ltd.
a Nevada corporation
By:
By:	Name:
Name:	Title:
Title: